EXHIBIT 99.1

ChinaCast Education Corporation Announces Transfer of Shares to the NASDAQ Global Market From the OTC and New Ticker Symbol: 'CAST'

BEIJING, Oct. 26, 2007 (PRIME NEWSWIRE) -- ChinaCast Education Corporation (OTCBB:CEUC), one of the leading e-learning and training services providers in China, today announced that it received approval to move its listing from the OTC to the NASDAQ Global Market.

Trading of ChinaCast's common shares, warrants and units on the NASDAQ Global Market will begin at the market opening on Monday, October 29, 2007, under the new ticker symbols "CAST," "CASTW" and "CASTU" for common shares, warrants and units respectively.

Ron Chan, Chairman and CEO of ChinaCast commented, "We are very pleased to have our shares commence trading on the NASDAQ Stock Exchange, which we believe is recognized around the world as one of the largest and most respected U.S. markets as well as having very high listing standards. We hope that this will enhance the volume and tradability of ChinaCast shares thereby benefiting our shareholders."

About ChinaCast Education Corporation

Established in 1999 with offices in Beijing and Shanghai, ChinaCast provides e-learning and training services in three main education segments: post-secondary, K-12 and vocational/career. These services include interactive distance learning applications, multimedia education content delivery services, English language training and vocational/career training courses.

CONTACT:  ChinaCast Education Corporation
          Michael J. Santos, Chief Marketing Officer & Investor
           Relations Officer
          15/F Ruoy Chai Building,
          No. 8 Yong An-Dongli,
          Jianguomenwai Avenue
          Beijing 100022, PRC
          (86-10) 6566-7788
          mjsantos@chinacasteducation.com
          http://www.chinacasteducation.com

          Advanced Investor Relations, L.L.C.
          U.S. Investor Relations Contact:
          Miranda Weeks
          (703) 485-6067
          miranda@advancedinvestorrelations.com